Board of Directors
Media Assets Group Inc.
We hereby consent to the use in the prospectus constituting a part of this Amendment to the Form 1-A Offering
Statement of our reports dated December 31, 2015, relating to the financial statements of Media Assets Group, Inc., which are contained in that prospectus.
We also consent to the reference to us under the caption
Experts in the filings.
K. Brice Toussaint
Dallas TX
April 21, 2016
100 CRESCENT COURT
SUITE 700
DALLAS TX 75201